 Exhibit (a)(1)(iv)
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
GENERAL FINANCE COPRORATION
at
$19.00 Net per Share
Pursuant to the Offer to Purchase dated April 26, 2021
by
UR MERGER SUB VI CORPORATION,
a wholly owned subsidiary of
UNITED RENTALS (NORTH AMERICA), INC.,
a wholly owned subsidiary of
UNITED RENTALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, AT THE END OF THE DAY OF FRIDAY, MAY 21, 2021, UNLESS THE OFFER IS EXTENDED.
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by UR Merger Sub VI Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of United Rentals (North America), Inc., a Delaware corporation (“URNA”) and a wholly owned subsidiary of United Rentals, Inc., a Delaware corporation (“URI”), to act as information agent in connection with Merger Sub’s offer to purchase all of the shares of common stock, par value $0.0001 per share (the “Shares”), of General Finance Corporation, a Delaware corporation (“GFN”), that are issued and outstanding at a price of $19.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 26, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
THE BOARD OF DIRECTORS OF GFN RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.
The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   The Offer to Purchase;
2.   The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included IRS Form W-9;
3.   A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company (the “Depositary”) by 12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021 (the “Expiration Date,” unless Merger Sub extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);
4.   A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;
5.   GFN’s Solicitation/Recommendation Statement on Schedule 14D-9; and
6.   A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021, unless the Offer is extended.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 15, 2021 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among URNA, Merger Sub and GFN, pursuant to which, as soon as practicable following the time Merger Sub accepts for payment Shares validly tendered and not properly withdrawn pursuant to the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub will merge with and into GFN (the “Merger”), with GFN continuing as the surviving corporation in the Merger and following the Preferred Stock Redemptions (as defined below), as a wholly owned subsidiary of URNA. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in the Offer to Purchase) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding of taxes, except for Shares then owned by URNA, Merger Sub or GFN, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. At the Effective Time, each share of GFN preferred stock issued and outstanding immediately prior to the Effective Time will remain an issued and outstanding share of preferred stock of the surviving corporation, having the same terms and conditions as of immediately prior to the Effective Time, and will not be affected by the Merger. Following the Effective Time, URNA and Merger Sub will redeem all outstanding preferred stock of the surviving corporation in accordance with their terms (the “Preferred Stock Redemptions”).
After careful consideration, the board of directors of GFN has, at a duly convened and held meeting, unanimously: (i) approved and declared advisable the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by GFN of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer; and (iii) recommended that GFN’s stockholders accept the Offer and tender their Shares in the Offer.
For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfers, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.
Except as set forth in the Offer to Purchase, Merger Sub will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Merger Sub will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Merger Sub will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials, at the address and telephone number set forth on the back cover of the Offer to Purchase.
Very truly yours,
Innisfree M&A Incorporated
Nothing contained herein or in the enclosed documents shall render you the agent of Merger Sub, URNA, GFN, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.